Exhibit 4.1
THESE SUBORDINATED NOTES ARE NOT DEPOSITS OR ACCOUNTS OR OTHER OBLIGATIONS OF ANY OF THE BANK OR NON-BANK SUBSIDIARIES OF PARK NATIONAL CORPORATION AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM OR ANY OTHER GOVERNMENTAL OR REGULATORY AGENCY OR INSTRUMENTALITY

Park National Corporation
$35,250,000
10% Subordinated Notes due December 23, 2019
Note Purchase Agreement
Dated December 23, 2009

-ii-

-iii-

Schedule A	—	Information Relating to Purchasers

Schedule B	—	Defined Terms

Schedule 4.7	—	Changes in Corporate Structure

Schedule 5.3	—	Disclosure Materials

Schedule 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock

Schedule 5.5	—	Financial Statements

Schedule 5.8	—	Certain Litigation

Schedule 5.11	—	Licenses, Permits, etc.

Exhibit 1	—	Form of 10% Subordinated Note due December 23, 2019

Exhibit 4.4	—	Subjects of Opinion of Special Counsel for the Company

-iv-

Park National Corporation
50 North Third Street
Newark, Ohio 43055
10% Subordinated Notes Due December 23, 2019
December 23, 2009
To each of the Purchasers listed in
     the attached Schedule A:
Ladies and Gentlemen:
Park National Corporation, an Ohio corporation (the “Company”), agrees with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:
Section 1. Authorization of Notes.
The Company will authorize the issuance and sale of $35,250,000 aggregate principal amount of its unsecured 10% Subordinated Notes due December 23, 2019 (the “Notes”, with such term to include any such notes issued in substitution therefor pursuant to Section 13), that are intended to qualify as Tier 2 Capital under applicable rules and regulations of the Board of Governors of the Federal Reserve System (“FRB”). The Notes shall be substantially in the form set out in Exhibit 1. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.
Section 2. Sale and Purchase of Notes.
Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser, and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or nonperformance of any obligation by any other Purchaser hereunder.
Section 3. Closing.
The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of the Company, 50 North Third Street, Newark, Ohio 43055, at 10:00 a.m., Eastern Standard Time, at a closing (the “Closing”) on December 23, 2009, or on such other Business Day thereafter on or prior to December 31, 2009, as may be agreed upon by the Company and the Purchasers. At the Closing, the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer, direct deposit, ACH transfer or other method acceptable to the Company, in each case in immediately available funds. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

Section 4. Conditions to Closing.
Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s reasonable satisfaction, prior to or at the Closing, of the following conditions:
Section 4.1. Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.
Section 4.2. Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and, after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14 of this Agreement), no Default or Event of Default shall have occurred and be continuing.
Section 4.3. Compliance Certificates.
(a) Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.8 have been fulfilled.
(b) Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate, dated the date of the Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement.
Section 4.4. Opinion of Counsel. Such Purchaser shall have received an opinion in form and substance satisfactory to such Purchaser, dated the date of the Closing, from Vorys, Sater, Seymour and Pease LLP, counsel for the Company, covering the matters set forth in Exhibit 4.4 (and the Company hereby instructs its counsel to deliver such opinion to each Purchaser).
Section 4.5. Purchase Permitted by Applicable Law, etc. On the date of the Closing, such Purchaser’s purchase of Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, or (ii) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X promulgated by the FRB).

Section 4.6. Sale of Other Notes. Contemporaneously with the Closing, the Company shall sell to the each Purchaser the Notes to be purchased by such Purchaser at the Closing as specified in Schedule A.
Section 4.7. Changes in Corporate Structure. Except as specified in Schedule 4.7, the Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.
Section 4.8. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser, and such Purchaser shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser may reasonably request.
Section 5. Representations and Warranties of the Company.
The Company represents and warrants to each Purchaser that as of the date of Closing:
Section 5.1. Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of Ohio, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.
Section 5.2. Authorization, etc. This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 5.3. Disclosure. The Company has delivered to each Purchaser a copy of an Offering Memorandum, dated December 15, 2009 (the “Memorandum”), relating to the transactions contemplated hereby. Except as disclosed in Schedule 5.3, this Agreement, the Memorandum, the documents, certificates or other writings identified in Schedule 5.3 and the consolidated financial statements listed in Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Memorandum or as expressly described in Schedule 5.3, or in one of the documents, certificates or other writings identified therein, or in the consolidated financial statements listed in Schedule 5.5, since September 30, 2009, there has been no change in the financial condition, operations, business or properties of the Company or any of its Subsidiaries except changes that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.4. Organization and Ownership of Shares of Subsidiaries.
(a) Schedule 5.4 is (except as noted therein) a complete and correct list of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary.
(b) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.
Section 5.5. Consolidated Financial Statements. The Company has delivered to each Purchaser copies of the consolidated financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said consolidated financial statements (including in each case the notes and schedules, if any) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule 5.5 and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).
Section 5.6. Compliance with Laws, Other Instruments, etc. The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other Material agreement or instrument to which or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary, in each case which would reasonably be expected to result in a Material Adverse Effect.

Section 5.7. Governmental Authorizations, etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes except routine filings made, or to be made, under the Securities Act, the Exchange Act and/or under applicable state securities laws.
Section 5.8. Litigation; Observance of Statutes and Orders.
(a) Except as disclosed in Schedule 5.8, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
(b) Neither the Company nor any Subsidiary is in default under any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
Section 5.9. Taxes. The Company and its Subsidiaries have filed all income tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.
Section 5.10. Title to Property; Leases. The Company and its Subsidiaries have good and sufficient title to their respective Material properties, including all such properties reflected in the most recent audited consolidated balance sheet referred to in Schedule 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect. All Material leases are valid and subsisting and are in full force and effect in all Material respects.
Section 5.11. Licenses, Permits, etc. Except as disclosed in Schedule 5.11, the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

Section 5.12. Compliance with ERISA. All Plans established or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes are in Material compliance with applicable requirements of ERISA, and are in Material compliance with applicable requirements (including qualification and non-discrimination requirements) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such plans.
Section 5.13. Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 40 other Accredited Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.
Section 5.14. Use of Proceeds; Margin Regulations. The Company will use the net proceeds from the offering of the Notes for general corporate purposes, which may include but are not limited to working capital, acquisition opportunities, capital expenditures, investments in or loans to our subsidiaries, payment and refinancing of debt, including outstanding short-term indebtedness, if any, and satisfaction of other obligations. In addition, the Company may use certain net proceeds from the offering of the Notes to repurchase certain of the Series A Preferred Shares which are held by the U.S. Treasury pursuant to the Capital Purchase Program established under the Troubled Assets Relief Program, or to otherwise repay indebtedness of the Company incurred in connection therewith. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U promulgated by the FRB, or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X promulgated by the FRB or to involve any broker or dealer in a violation of Regulation T promulgated by the FRB.
Section 5.15. Foreign Assets Control Regulations, etc. Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Department of the Treasury (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.
Section 5.16. Status under Certain Statutes. Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Interstate Commerce Act, as amended, or the Federal Power Act, as amended.

Section 6. Representations of the Purchaser.
Section 6.1. Purchase for Investment. Each Purchaser represents that such Purchaser is purchasing the Note(s) for the Purchaser’s own account or for one or more separate accounts maintained by such Purchaser and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s property shall at all times be within such Purchaser’s control. Each Purchaser represents that such Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D as promulgated under the Securities Act (an “Accredited Investor”). Each Purchaser understands that the Notes have not been registered under the Securities Act or under the securities laws of any state but have been offered and sold pursuant to and in reliance upon exemptions from registration thereunder. Each Purchaser also understands that the Notes may not be subsequently sold, assigned, conveyed, pledged, hypothecated or otherwise transferred by such Purchaser except pursuant to an effective registration statement registering the Notes under the Securities Act and under applicable state securities laws, or an opinion of counsel, or such other evidence obtained by such Purchaser and in all respects satisfactory to the Company, that registration under the Securities Act and under applicable state securities laws is not required for such Purchaser to lawfully effect the subsequent sale, assignment, conveyance, pledge, hypothecation or other transfer. The Notes shall bear a legend setting forth the foregoing restrictions in addition to other appropriate and necessary legends. Each Purchaser further understands that the Company reserves the right and has the right to refuse to accept or register the assignment or other transfer of any of the Notes unless and until the conditions to such assignment or other transfer contemplated by this Section 6.1 have been satisfied.
Section 6.2. Source of Funds. Each Purchaser severally represents that the source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder does not include assets of any Plan.
Section 7. Information as to the Company.
Section 7.1. Financial and Business Information. The Company shall deliver to each registered holder of Notes:
(a) Quarterly Statements — within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,
(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and
(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a); provided, further, that the Company shall be deemed to have made such delivery of such Quarterly Report on Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” and on its Internet website (at the date of this Agreement located at: http://www.parknationalcorp.com) and shall have given each Purchaser prior notice of such availability on EDGAR and on its home page in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);
(b) Annual Statements — within 105 days after the end of each fiscal year of the Company, duplicate copies of,
(i) a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and
(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of an independent registered public accounting firm, which opinion shall state that such consolidated financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows in conformity with GAAP, and that the audit by such independent registered public accounting firm of such consolidated financial statements has been made in accordance with the standards of the Public Company Accounting Oversight Board (United States), and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(b); provided, further, that the Company shall also be deemed to have made such delivery of such Annual Report on Form 10-K if it shall have timely made Electronic Delivery thereof;
(c) SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report or notice sent by the Company or any Subsidiary to public securities holders generally, and (ii) each proxy statement or Current Report on Form 8-K that shall have been filed with the Securities and Exchange Commission; provided, that the Company shall also be deemed to have made such delivery of such proxy statement or Current Report on Form 8-K if it shall have timely made Electronic Delivery thereof;

(d) Notice of Default or Event of Default — promptly, and in any event within five Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto; and
(e) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.
Section 7.2. Officer’s Certificate. Each set of consolidated financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.
Section 7.3. Inspection. The Company shall permit the representatives of each registered holder of Notes:
(a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and, with the consent of the Company (which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times as may be reasonably requested in writing but no more than once each calendar year; and
(b) Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent registered public accounting firm (and by this provision the Company authorizes said independent registered public accounting firm to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

Section 8. Prepayment of the Notes.
Section 8.1. Optional Prepayments. The Company may, at its option, upon notice as provided below, prepay at any time after December 23, 2014, all, or from time to time any part of, the Notes, at 100% of the principal amount so prepaid, without payment of any make-whole amount or any similar payment or premium. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.1 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.2), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid. The Purchasers acknowledge that the Company may be required under regulations promulgated by the FRB to obtain prior FRB approval before making any prepayment of the Notes (including payment pursuant to an acceleration clause or redemption prior to maturity).
Section 8.2. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.
Section 8.3. Maturity; Surrender, etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
Section 8.4. Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least fifteen (15) Business Days. If the holders of more than 25% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least five (5) Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 9. Affirmative Covenants.
The Company covenants that so long as any of the Notes are outstanding:
Section 9.1. Compliance with Law. The Company will and will cause each of its Subsidiaries to comply in all Material respects with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
Section 9.2. Insurance. The Company will and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co- insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is reasonably consistent with the Company’s current practice.
Section 9.3. Maintenance of Properties. The Company will and will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, have a Material Adverse Effect.
Section 9.4. Payment of Taxes. The Company will and will cause each of its Subsidiaries to file all Material income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges or levies payable by any of them, to the extent such taxes, assessments, governmental charges or levies have become due and payable and before they have become delinquent, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, governmental charge or levy if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, governmental charges and levies in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 9.5. Corporate Existence, etc. The Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.
Section 9.6. Financial Covenant. The Company shall maintain such capital as may be necessary to cause the Company to be classified at all times as “well capitalized”, in accordance with the regulations promulgated by the FRB or any successor primary federal regulator, as in effect from time to time and consistent with the financial information and reports contemplated in Section 7.1.
Section 9.7. Treatment of Notes. If all or any portion of the Notes ceases to be deemed to be Tier 2 Capital, other than due to the limitation imposed by the FRB on the capital treatment of subordinated debt during the five years immediately preceding the maturity date of the Notes, the Company shall: (a) immediately notify each Purchaser; and (b) within ten (10) Business Days upon request of any such Purchaser, execute and deliver all agreements (including, without limitation, replacement notes) as such Purchaser may reasonably request in order to restructure the applicable portion of the obligations evidenced by the Note(s) held by such Purchaser as an obligation of the Company.
Section 10. Negative Covenants.
The Company covenants that so long as any of the Notes are outstanding:
Section 10.1. Restricted Payments. If an Event of Default has occurred and is continuing, the Company will not (a) declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, or (b) make any payments of interest, principal or premium on, or repay, repurchase or redeem, any indebtedness of the Company that ranks equally with or junior to the Notes.
Section 10.2. Merger; Consolidation. The Company shall not consolidate with or merge with, or sell, lease or otherwise transfer all or substantially all of its assets to, any entity, unless (a) the resulting entity is a bank holding company and assumes the due and punctual performance of all conditions of the Notes and this Agreement and (b) after giving effect to any such consolidation, merger, sale, lease or other transfer, no Event of Default shall have occurred and be continuing.
Section 11. Events of Default.
An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
(a) the Company defaults in the payment of any principal on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Note for more than 10 Business Days after the same becomes due and payable; or
(c) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 60 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (c) of Section 11); or
(d) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any Material respect on the date as of which made; or
(e) (i) the Company or any Significant Subsidiary defaults (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any indebtedness that is outstanding in an aggregate principal amount of at least $10,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Significant Subsidiary is in default in the performance of or compliance with any term of any evidence of any indebtedness in an aggregate outstanding principal amount of at least $10,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such indebtedness has become, or has been declared due and payable before its stated maturity or before its regularly scheduled dates of payment; or
(f) the Company or any Significant Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) makes an assignment for the benefit of its creditors, (iii) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or (iv) takes corporate action for the purpose of any of the foregoing; or
(g) (i) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any Significant Subsidiary that is a bank or other depositary institution, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any Significant Subsidiary that is a bank or other depositary institution, or any such petition shall be filed against the Company or any Significant Subsidiary that is a bank or other depositary institution and such petition shall not be dismissed within 60 days; (ii) the Company or any Significant Subsidiary that is a bank or other depositary institution files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) the Company or any Significant Subsidiary is adjudicated as insolvent or becomes the subject of any out-of-court settlement with its creditors relating to the insolvency of the Company or any Significant Subsidiary; or (iv) a conservator or liquidator is appointed for, or is consented to by, the Company or any Significant Subsidiary in any insolvency, readjustment of debts or marshalling of assets; or

(h) a final judgment or judgments for the payment of money aggregating in excess of $10,000,000 are rendered against one or more of the Company and its Significant Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or
(i) The FRB, the FDIC or any other Governmental Agency charged with the regulation of depository institutions: (i) issues to the Bank, or to the Company with respect to the Bank, or initiates any action, suit or proceeding to obtain against, impose on or require from the Bank, or the Company with respect to the Bank, articles of agreement or a memorandum of understanding which would have a Material Adverse Effect, a cease and desist order or similar regulatory order, the assessment of civil monetary penalties against the Bank or the Company in excess of $250,000, a capital directive, a capital restoration plan, restrictions that prevent or as a practical matter impair the payment of dividends or the payments of any debt by the Bank or the Company, a notice or finding under Section 8(a) of the Federal Deposit Insurance Act, or any similar enforcement action, measure or proceeding, with respect to the Bank; or (ii) proposes or issues to any executive officer or director of the Company, or initiates any action, suit or proceeding to obtain against, impose on or require from any such executive officer or director, a cease and desist order or similar regulatory order, a removal order or suspension order, or the assessment of civil monetary penalties, in each case which would have, individually or in the aggregate, a Material Adverse Effect.
Section 12. Remedies on Default, Etc.
Section 12.1. Acceleration. (a) The Notes may not be declared due and payable or otherwise accelerated unless an Event of Default described in subsections (g)(i) or (ii) of Section 11 has occurred, and, in such event, then only if the holders of more than 50% of the principal amount of the Notes at that time outstanding (the “Required Holders”) elect to do so. Upon such declaration, subject to prior FRB approval, if required, the Notes and such other amounts payable hereunder shall immediately become due and payable, without presentment, demand, protest or notice of any kind.
(b) If the Company receives a written notification from the FRB stating that the Notes no longer constitute Tier 2 Capital of the Company (the “FRB Notice”), and thereafter any Event of Default shall occur under Section 11, the Required Holders may declare the Notes and any other amounts due to the holders of the Notes immediately due and payable. Upon such declaration, the Notes and such other amounts payable hereunder shall immediately become due and payable, without presentment, demand, protest or notice of any kind.

(c) The parties agree that until the earlier of the Maturity Date or the delivery of an FRB Notice, the holders of the Notes may only enforce this Agreement in accordance with this Section 12.1. If any Event of Default other than as described in subsections (g)(i) or (ii) of Section 11 has occurred, none of the Required Holders, nor any other holder of any Notes, may declare the Notes and any other amounts due to such holder(s) immediately due and payable, but the Required Holders may pursue the Company to ensure and enforce the Company’s compliance with such covenants, so long as the enforcement of such rights and remedies do not in any way limit, restrict or otherwise affect the treatment of the Notes as Tier 2 Capital.
(d) Upon any Notes becoming due and payable under this Section 12.1, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus all accrued and unpaid interest thereon (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company, except as specifically provided for herein.
Section 12.2. Other Remedies. If any Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, no holders of any Notes at that time outstanding may declare the Notes or any other amounts due to such holder(s) hereunder immediately due and payable, but such holder(s) may otherwise proceed to protect and enforce the rights and remedies of such holder(s) by any action at law, suit in equity or other appropriate proceeding, so long as the enforcement of such rights and remedies do not in any way limit, restrict or otherwise affect the treatment of the Notes as Tier 2 Capital.
Section 12.3. Rescission. At any time after any Notes have been declared due and payable pursuant to clause (a) of Section 12.1, the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
Section 12.4. No Waivers or Election of Remedies, Expenses, etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all reasonable costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

Section 13. Registration; Exchange; Substitution of Notes.
Section 13.1. Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.
Section 13.2. Transfer and Exchange of Notes. Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by the transferee’s acceptance of a Note registered in the transferee’s name (or the name of the transferee’s nominee), shall be deemed to have made the representations set forth in Section 6. Notwithstanding anything to the contrary above, prior to any transfer or exchange of any Note, the Company shall have received the delivery of an opinion of counsel satisfactory to the Company covering such matters as the Company may reasonably request, including that the Company will not be required to register the Notes as a result thereof. Any transferee, by the transferee’s acceptance of a Note registered in the transferee’s name (or the name of the transferee’s nominee), shall be deemed to have made the representations set forth in Section 6.
Section 13.3. Replacement of Notes. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note, and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company (provided, that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note (i) with a minimum net worth of at least $1,000,000, if a natural person or (ii) with total assets in excess of $5,000,000, if an organization described in Section 501(c)(3) of the Code, a corporation or a trust, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or (b) in the case of mutilation, upon surrender and cancellation thereof, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 14. Payments on Notes.
Section 14.1. Place of Payment. Subject to Section 14.2, payments of principal and interest becoming due and payable on the Notes shall be made at the offices of the Company described in Section 3. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
Section 14.2. Home Office Payment. So long as any Purchaser or such Purchaser’s nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by such Purchaser or such Purchaser’s nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2.
Section 15. Expenses, Etc.
Section 15.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by a Purchaser or holder of a Note).

Section 15.2. Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.
Section 16. Survival of Representations and Warranties; Entire Agreement.
All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.
Section 17. Amendment and Waiver.
Section 17.1. Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest on the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20 hereof.
Section 17.2. Solicitation of Holders of Notes.
(a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by such holder) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.
Section 17.3. Binding Effect, etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.
Section 17.4. Notes Held by Company, etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.
Section 18. Notices.
All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
(i) if to any Purchaser or such Purchaser’s nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,
(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or
(iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of John W. Kozak, or at such other address as the Company shall have specified to the holder of each Note in writing.
Notices under this Section 18 will be deemed given only when actually received.

Section 19. Reproduction of Documents.
This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by any Purchaser by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and any Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that the Company or such other holder could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
Section 20. Confidential Information.
For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes consolidated financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information, provided that each Purchaser may deliver or disclose Confidential Information to (i) such Purchaser’s directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by such Purchaser’s Notes) on a “need to know” basis, who shall agree to hold confidential the Confidential Information in accordance with the terms of this Section 20, (ii) such Purchaser’s financial advisors and other professional advisors who shall agree to hold confidential the Confidential Information in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Person from which such Purchaser offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any federal or state regulatory authority having jurisdiction over such Purchaser, or (vi) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party relating to this Agreement or the Notes, or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note, by such holder’s acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though such holder were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or such holder’s nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.
Section 21. Miscellaneous.
Section 21.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.
Section 21.2. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.
Section 21.3. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
Section 21.4. Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
Section 21.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 21.6. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Ohio, excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.
Section 21.7. Waiver of Right to Jury Trial. EACH OF THE COMPANY AND THE PURCHASERS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT THE COMPANY OR ANY PURCHASER, RESPECTIVELY, MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER TRANSACTION DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF THE COMPANY OR THE PURCHASER. EACH OF THE PURCHASERS ACKNOWLEDGES THAT SUCH PURCHASER HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF SUCH PURCHASER’S OWN FREE WILL, AND THAT SUCH PURCHASER HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL. EACH OF THE PURCHASERS FURTHER ACKNOWLEDGES THAT (a) SUCH PURCHASER HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (b) THIS WAIVER HAS BEEN REVIEWED BY SUCH PURCHASER AND SUCH PURCHASER’S COUNSEL AND IS A MATERIAL INDUCEMENT FOR THE COMPANY TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND (c) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH TRANSACTION DOCUMENTS AS IF FULLY INCORPORATED THEREIN.

Very truly yours, Park National Corporation
By:	/s/ C. Daniel DeLawder
Name and Title: C. Daniel DeLawder, Chairman and Chief Executive Officer
This Agreement is hereby
accepted and agreed to as of the
date thereof:
Signature of Purchaser:
Written Name of Purchaser:

Information Relating to Purchasers

Principal Amount of Note(s) to
Name and Address of Purchaser	Be Purchased

[Name of Purchaser]	$
(1)	All payments by wire transfer, direct deposit, ACH transfer, or other method acceptable to the Company as listed below, in each case in immediately available funds to:

with sufficient information to identify the source and application of such funds.

(2)	All notices of payments and written confirmations of such payments:

(3)	All other communications:
Schedule A
(to Note Purchase Agreement)

Defined Terms
As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
“Accredited Investor” is defined in Section 6.1.
“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.
“Bank” means The Park National Bank, a national banking association and a Wholly-Owned Subsidiary of the Company.
“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in Columbus, Ohio are required or authorized to be closed.
“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
“Closing” is defined in Section 3.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
“Company” means Park National Corporation, an Ohio corporation.
“Confidential Information” is defined in Section 20.
“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
“Default Rate” means that rate of interest that is three percent (3.0%) per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes.
“Electronic Delivery” is defined in Section 7.1(a).
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
Schedule B
(to Note Purchase Agreement)

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the Code.
“Event of Default” is defined in Section 11.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“FDIC” means the Federal Deposit Insurance Corporation.
“FRB” has the meaning ascribed to such term in Section 1 and shall include any other Governmental Agency that serves as the primary federal regulator of the Company from time to time when the Notes are outstanding.
“FRB Notice” is defined in Section 12.1.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.
“Governmental Authority” means (a) the government of (i) the United States of America or any state or other political subdivision thereof, or (ii) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, including, without limitation, the FRB, the OCC and the FDIC, or (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.
“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).
“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.
“Memorandum” is defined in Section 5.3.
“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).
“Notes” is defined in Section 1.
“OCC” means the Office of the Comptroller of the Currency.
“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.
“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.
“Preferred Stock” means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.
“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
“Purchaser” is defined in the first paragraph of this Agreement.
“Required Holders” is defined in Section 12.1.
“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.
“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Senior Financial Officer” means the chief financial officer, principal accounting officer or treasurer of the Company.
“Series A Preferred Shares” means the Fixed Rate Cumulative Perpetual Preferred Shares, Series A, each without par value, and having a liquidation preference of $1,000, of Park National Corporation.
“Significant Subsidiary” means at any time any Subsidiary that would at such time constitute a “significant subsidiary” (as such term is defined in Regulation S-X of the Securities and Exchange Commission as in effect on the date of the Closing) of the Company.
“Subsidiary” means, as to any Person or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.
“Tier 2 Capital” has the definition provided in, and shall be determined in accordance with, the regulations promulgated by the FRB.
“Transaction Documents” means this Agreement, the Notes and any other documents and instruments (including, without limitation, all agreements, instruments, documents, consents, assignments, contracts, notices and all other written matter heretofore, now and/or from time to time hereafter executed by and/or on behalf of the Company in connection with this Agreement and the Notes) entered into or delivered in connection with or relating to this Agreement and the Notes.
“Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

Changes in Corporate Structure
No disclosure is required.
Schedule 4.7
(to Note Purchase Agreement)

Disclosure Materials
No disclosure is required.
Schedule 5.3
(to Note Purchase Agreement)

Subsidiaries of the Company and Ownership of Subsidiary Stock

Name of Subsidiary	Jurisdiction of Incorporation or Formation

The Park National Bank (“PNB”) (NOTE: is a wholly-owned subsidiary of Park National Corporation)	United States (federally-chartered national banking association)

• Park Investments, Inc. (NOTE: is a wholly-owned subsidiary of PNB)	Delaware

• Scope Leasing, Inc. (NOTE: is a wholly-owned subsidiary of PNB) [Also does business under “Scope Aircraft Finance”]	Ohio

• Park Leasing Company (NOTE: is a wholly-owned subsidiary of PNB but is to be dissolved and liquidated prior to December 31, 2009)	Ohio

• Park Insurance Group, Inc. (NOTE: is a wholly-owned subsidiary of PNB)	Ohio

• Park Title Agency, LLC. (NOTE: PNB holds 49% of ownership interest)	Ohio

• The following are the divisions of PNB:

* Fairfield National Bank	n/a

* The Park National Bank of Southwest Ohio & Northern Kentucky	n/a

* Century National Bank	n/a

* Second National Bank	n/a

* Richland Bank	n/a

* United Bank	n/a

* First-Knox National Bank	n/a

* Farmers Bank (also sometimes known as “Farmers and Savings Bank”)	n/a

* Security National Bank	n/a

* Unity National Bank	n/a

Schedule 5.4
(to Note Purchase Agreement)

Name of Subsidiary	Jurisdiction of Incorporation or Formation

Guardian Financial Services Company [Also does business under “Guardian Finance Company”] (NOTE: is a wholly-owned subsidiary of Park National Corporation)	Ohio

Park Capital Investments, Inc. (“Park Capital”) (NOTE: is a wholly-owned subsidiary of Park National Corporation)	Delaware

• Park National Capital LLC (NOTE: members are Park Capital (which holds preferred interest) and PNB (which holds common interest))	Delaware

• Security National Capital LLC (NOTE: members are Park Capital (which holds preferred interest) and PNB (which holds common interest))	Delaware

• First-Knox National Capital LLC (NOTE: members are Park Capital (which holds preferred interest) and PNB (which holds common interest))	Delaware

• Century National Capital LLC (NOTE: members are Park Capital (which holds preferred interest) and PNB (which holds common interest))	Delaware

Vision Bank (NOTE: is a wholly-owned subsidiary of Park National Corporation)	Florida

• The following are the divisions of Vision Bank:

* Vision Bank Division of Gulf Shores, Alabama	n/a

* Vision Bancshares Financial Group	n/a

Vision Bancshares Trust I (NOTE: Park National Corporation holds all of the common securities as successor Depositor; floating rate preferred securities are held by institutional investors)	Delaware
Schedule 5.4 - 2

Financial Statements
•
Consolidated Balance Sheets of Park National Corporation and its subsidiaries at December 31, 2008 and 2007, the related Consolidated Statements of Income, of Changes in Stockholders’ Equity and of Cash Flows for the years ended December 31, 2008, 2007 and 2006, the related Notes to Consolidated Financial Statements and the Report of Independent Registered Public Accounting Firm (Crowe Horwath LLP), appearing on pages 47 through 71 of Park National Corporation’s 2009 Annual Report to Shareholders

•
Consolidated Condensed Balance Sheets of Park National Corporation and its subsidiaries as of September 30, 2009 and December 31, 2008 (unaudited), the related Consolidated Condensed Statements of Income for the three and nine months ended September 30, 2009 and 2008 (unaudited), Consolidated Condensed Statements of Changes in Stockholders’ Equity for the nine months ended September 30, 2009 and 2008 (unaudited), Consolidated Condensed Statements of Cash Flows for the nine months ended September 30, 2009 and 2008 (unaudited) and Notes to Unaudited Consolidated Condensed Financial Statements, appearing on pages 3 through 28 of Park National Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009

Schedule 5.5
(to Note Purchase Agreement)

Certain Litigation
No disclosure is required.
Schedule 5.8
(to Note Purchase Agreement)

Licenses, Permits, etc.
No disclosure is required.
Schedule 5.11
(to Note Purchase Agreement)

[Form of Note]
THIS SUBORDINATED NOTE IS NOT A DEPOSIT OR ACCOUNT OR OTHER OBLIGATION OF ANY OF THE BANK OR NON-BANK SUBSIDIARIES OF PARK NATIONAL CORPORATION AND IS NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM OR ANY OTHER GOVERNMENTAL OR REGULATORY AGENCY OR INSTRUMENTALITY.
THIS SUBORDINATED NOTE IS SUBORDINATED TO CLAIMS OF GENERAL CREDITORS AND TO THE PAYMENT OF OTHER INDEBTEDNESS OF PARK NATIONAL CORPORATION. THIS OBLIGATION IS UNSECURED.
THIS SUBORDINATED NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE, BUT HAS BEEN OFFERED AND SOLD PURSUANT TO AND IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION THEREUNDER. THIS SUBORDINATED NOTE MAY NOT BE SOLD, ASSIGNED, CONVEYED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED BY THE HOLDER OF THIS SUBORDINATED NOTE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT REGISTERING THIS SUBORDINATED NOTE UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, OR SUCH OTHER EVIDENCE OBTAINED BY SUCH HOLDER AND IN ALL RESPECTS SATISFACTORY TO PARK NATIONAL CORPORATION, THAT REGISTRATION UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED FOR THE HOLDER TO LAWFULLY EFFECT SUCH SALE, ASSIGNMENT, CONVEYANCE, PLEDGE, HYPOTHECATION OR OTHER TRANSFER.
Park National Corporation
10% Subordinated Note due December 23, 2019

No. [ ] $[ ]	December 23, 2009
For Value Received, the undersigned Park National Corporation (herein called the “Company”), a corporation organized and existing under the laws of the State of Ohio, hereby promises to pay to [                                          ] or registered assigns, the principal sum of [                     ] Dollars ($[                     ]) on December 23, 2019 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 10% per annum from the date hereof, payable quarterly on the last day of March, June, September and December in each year, commencing on December 31, 2009, and continuing thereafter until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment of principal after the Maturity Date, or any overdue payment of interest after the Maturity Date, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the Default Rate, as defined in the Note Purchase Agreement referred to below.
Exhibit 1
(to Note Purchase Agreement)

Payments of principal of and interest on this Note are to be made in lawful money of the United States of America at the offices of the Company, or at such other place as the Company shall have designated by written notice to the holder of this Note, as provided in the Note Purchase Agreement referred to below.
This Note is one of a series of Subordinated Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement dated as of December 23, 2009 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein, and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) to have made the representations set forth in Sections 6.1 and 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used but not defined herein shall have the meanings give to such terms in the Note Purchase Agreement.
This Note may not be prepaid in any amount or at any time prior to the fifth anniversary of the date hereof. From and after the fifth anniversary of the date hereof, the Company may prepay all or part of the outstanding unpaid principal balance under this Note without penalty, as provided in Section 8.1 of the Note Purchase Agreement. The Company may be required under regulations promulgated by the FRB to obtain prior FRB approval before making any prepayment (including payment pursuant to an acceleration clause or redemption prior to maturity).
This Note is not secured by any assets of the Company or any other collateral.
If an Event of Default described in subsections (g)(i) or (ii) of Section 11 of the Note Purchase Agreement occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable by the Required Holders in the manner, at the price and with the effect provided in the Note Purchase Agreement.
The rights of payment of the principal sum hereunder or any part hereof and to any accrued interest thereon shall remain subject, and subordinate and junior in right of payment, to the claims of all general creditors of the Company, whether now outstanding or hereafter incurred and, upon dissolution or liquidation of the Company, no payment of principal, interest or premium (including post-default interest) shall be due and payable under the terms of this Note until all general creditors of the Company shall have been paid in full. In particular, the rights of payment of the principal sum hereunder or any part hereof and to any accrued interest thereon shall remain subject and subordinate to (a) all purchased and borrowed money of the Company, (b) similar obligations of the Company arising from off-balance sheet guarantees and direct credit substitutes, and (c) obligations of the Company associated with derivative products such as interest and foreign exchange rate contracts, commodity contracts, and similar arrangements. In the event of any bankruptcy, insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings, after payment in full of all sums owing on such prior obligations, the holder of this Note shall be entitled to be paid from the remaining assets of the Company the unpaid principal hereof and any unpaid premium, if any, and interest before any payment or other distribution, whether in cash, property or otherwise (including post-default interest), shall be made on account of any capital stock or any obligations of the Company ranking junior to this Note.

E-1 - 2

If an Event of Default (as defined in the Note Purchase Agreement) shall occur, the registered holder hereof shall have the rights set forth in Section 12 of the Note Purchase Agreement. The Company shall reimburse and indemnify and hold such holder hereof harmless from and against any reasonable costs (including court costs and reasonable attorneys’ fees) incurred by such holder in the collection of any amounts due as a result of an Event of Default or as otherwise provided in the Note Purchase Agreement.
This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Ohio, excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

Park National Corporation

By:

Title:

E-1 - 3

Form of Opinion of Special Counsel
to the Company
Matters to be Covered in
Opinion of Special Counsel to the Company
1. The Company being duly incorporated, validly existing and in good standing and having requisite corporate power and authority to issue and sell the Notes and to execute and deliver the Transaction Documents.
2. Due authorization and execution of the Transaction Documents and such Transaction Documents being legal, valid, binding and enforceable.
3. No conflicts with charter documents, laws or other Material agreements.
4. All consents required to issue and sell the Notes and to execute and deliver the Transaction Documents having been obtained.
5. No litigation questioning validity of Transaction Documents.
6. No violation of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve Board.
7. Company not an “investment company”, or a company “controlled” by an “investment company”, under the Investment Company Act of 1940, as amended.
Exhibit 4.4
(to Note Purchase Agreement)